Exhibit 2.1

COLLATERAL TRUST AGREEMENT

by and among

CNX GAS CORPORATION

and

ITS DESIGNATED SUBSIDIARIES

and

WILMINGTON TRUST COMPANY,

as Corporate Trustee

and

DAVID A. VANASKEY,

as Individual Trustee

Dated as of May 7, 2010

COLLATERAL TRUST AGREEMENT

COLLATERAL TRUST AGREEMENT (“Agreement”) dated as of May 7, 2010, by and among CNX Gas Corporation, a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower which have joined this Agreement (the “Designated Subsidiaries”, collectively with the Borrower, the “Loan Parties”), Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee (together with any successor corporate trustee appointed pursuant to Section 5, the “Corporate Trustee”), and David A. Vanaskey, an individual residing in the State of Delaware, not in his individual capacity but solely as individual trustee (together with any successor individual trustee appointed pursuant to Section 5, the “Individual Trustee”; the Corporate Trustee and the Individual Trustee are each a “Collateral Trustee” and together the “Collateral Trustees”), as trustees for the Secured Parties (as defined below).

WITNESSETH:

WHEREAS, the Loan Parties and the Credit Facility Lenders (as defined below) entered into the Credit Facility Agreement (as defined below); and

WHEREAS, to induce the Credit Facility Lenders to enter into the Credit Facility Agreement, the Loan Parties have agreed to secure, subject to the terms and conditions of this Agreement and the Security Documents (as defined below), the payment of the Secured Debt (as defined below); and

WHEREAS, the effectiveness of the Credit Facility Agreement is conditioned upon this Agreement and the related Security Documents having been duly executed and delivered; and

WHEREAS, the terms of the Public Indenture (as defined below) require, in the circumstances specified therein, that any indebtedness issued thereunder be equally and ratably secured; and

WHEREAS, there currently is outstanding under the Public Indenture an aggregate $250 million principal amount of 7.875% notes due 2012.

DECLARATION OF TRUST

Contemporaneously herewith, to continue to secure the payment, observance and performance of the Secured Debt, the Borrower and the other Loan Parties are granting, and continuing the grant of, the Collateral Trust Estate to the Collateral Trustees in accordance with the terms of the Security Documents for the equal and ratable benefit of the Secured Parties. The Collateral Trustees hereby declare that they, or their permitted designees, in accordance with the terms hereof, hold and shall hold the Collateral Trust Estate in trust for the use and benefit of the Secured Parties subject to the terms and conditions of this Agreement.

SECTION 1 DEFINITION

Section 1.1 Definitions and Other Matters.

(a) As used in this Agreement, including the introductory provisions hereof, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actionable Default” means (i) an Event of Default under and as defined by the Credit Facility Agreement or (ii) an event of default under the Public Indenture.

“Affiliate” means “Affiliate” as defined in the Credit Facility Agreement.

“Agents” means the collective reference to the Credit Facility Agent and the Public Trustee.

“Bankruptcy Code” means the federal Bankruptcy Code, as amended from time to time.

“Business Day” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Collateral” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Collateral Account” shall have the meaning ascribed to it in Section 3.1(a) hereof.

“Collateral Account Investments” shall mean (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or (ii) investments in shares of institutional mutual funds whose investment policies are limited to such securities, which funds may (but shall not be required to) be funds owned and/or managed by the Wilmington Funds or an Affiliate thereof (“Related Funds”).

“Collateral Trustees” shall have the meaning ascribed to it in the introductory paragraph hereto.

“Collateral Trust Estate” means the right, title, and interest of the Collateral Trustees in the Collateral and all rights of the Collateral Trustees under each of the Security Documents.

“Credit Facility Agent” means the Administrative Agent as defined in the Credit Facility Agreement, and any successor thereto.

“Credit Facility Agreement” means the Credit Agreement, dated as of May 7, 2010, by and among Borrower, the Guarantors (as defined therein), PNC Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the banks or other financial institutions listed on the signature pages thereto, as amended, modified, supplemented, extended or restated or refinanced from time to time.

“Credit Facility Debt” means, as of any date, the amount of Obligations (as that term is defined in the Credit Facility Agreement) outstanding on such date.

“Credit Facility Documents” means, as of any date, the Loan Documents and any Specified Hedge Agreements (as that term is defined in the Credit Facility Agreement).

“Credit Facility Lender” means, as of any date, a holder of Credit Facility Debt on such date.

“Default Notice” means a notice from the Credit Facility Agent to the Collateral Trustees of the occurrence of an Event of Default or Potential Default (as such terms are defined in the Credit Facility Agreement) under the Credit Facility Agreement.

“Debt Instruments” means the Credit Facility Documents, the Public Indenture, and the notes, guarantees or other instruments or securities issued pursuant thereto.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means, as of any date, any holder of Secured Debt on such date.

“Letter of Credit” shall have the meaning given such term under the Credit Facility Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof), but shall not include any operating lease.

“Loan Documents” shall have the meaning given such term under the Credit Facility Agreement.

“Moody’s” means Moody’s Investor Service Inc.

“Notice of Actionable Default” means a written certification (i) from the Credit Facility Agent certifying that Credit Facility Debt under the Credit Facility Agreement has not been paid in full at the stated maturity thereof or has been declared to be due and payable prior to the stated maturity thereof in accordance with the terms thereof or (ii) from the Public Trustee certifying that Public Debt under the Public Indenture has not been paid in full at the stated maturity thereof or has been declared to be due and payable prior to the stated maturity thereof.

“Permitted Investments” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated) or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Public Debt” means, as of any date, the amount of indebtedness outstanding on such date under the Public Indenture.

“Public Indenture” means that certain CONSOL Energy Note Indenture (2002) (as defined in the Credit Agreement), as the same may be amended, modified, supplemented, extended or restated from time to time.

“Public Lenders” means, as of any date, the holders of indebtedness outstanding on such date under the Public Indenture.

“Public Trustee” means, as of any date, the trustee under the Public Indenture, and any successor thereto.

“Release Notice” means a written notice, signed by a Responsible Officer, that requests the release of Liens in favor of the Collateral Trustees in, the subordination of the Collateral Trustees’ rights in, or the agreement of non-disturbance with respect to, certain Collateral, describes in reasonable detail such Collateral and that certifies to the Collateral Trustees and the Credit Facility Lenders that (a) such subordination, non-disturbance or release with respect to such Collateral, as applicable, is permitted under the applicable terms of the Credit Facility Agreement and (b) a Potential Default or an Event of Default under the Credit Facility Agreement is not then in existence.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer or the treasurer of the Borrower.

“S & P” means Standard & Poor’s Corporation.

“Secured Debt” means, as of any date, (i) the Credit Facility Debt (other than any Letters of Credit that have been cash collateralized pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date] of the Credit Facility Agreement) and the Public Debt and (ii), without duplication, all fees, expenses and charges (including, without limitation, indemnification, reimbursement or contribution obligations) due or owing to any Secured Party arising under any Debt Instrument, this Agreement or any Security Document.

“Secured Party” means any Credit Facility Lender, the Collateral Trustees, any Public Lender, the Public Trustee and the Credit Facility Agent.

“Security Documents” means this Agreement, the documents set forth on Schedule 1.1 hereto, any additional documents executed on or after the date hereof to reflect the grant to the Collateral Trustees of a lien upon or security interest in any Collateral and any agreement or document referred to in Section 4.7 or Section 7.1 (b) of this Agreement, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified in accordance with their respective terms.

“Trustees’ Fees” means all fees, costs and expenses of the Collateral Trustees of the types described in Sections 4.3, 4.4, 4.5 and 4.6 of this Agreement.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.

(c) In each case herein where any payment or distribution is to be made or notice is to be given to “Holders,” such payments, distributions and notices (i) in respect of the Public Debt, shall be made to the Public Trustee for the benefit of the Public Lenders and (ii) in respect of the Credit Facility Debt, shall be made to the Credit Facility Agent for the benefit of the Credit Facility Lenders.

(d) All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

(e) Terms not otherwise defined herein which are defined in or used in Article 9 of the Uniform Commercial Code as in effect in the State of New York shall herein have the respective meanings given to them in Article 9.

SECTION 2 ACTIONABLE DEFAULTS; REMEDIES

Section 2.1 Actionable Default.

(a) Upon receipt of a Notice of Actionable Default, the Collateral Trustees shall, within five (5) Business Days thereafter, notify each Agent that it has received a Notice of Actionable Default. Upon receipt of any written directions pursuant to Section 2.2, 2.6(a) or 2.6(b) the Collateral Trustees shall, within five (5) Business Days thereafter, send a copy thereof to each Agent.

(b) Each Agent that delivered a Notice of Actionable Default (or successors in interest thereto) shall be entitled (but not obligated) to withdraw a Notice of Actionable Default sent by such Agent by delivering written notice of withdrawal to the Collateral Trustees. The Collateral Trustees shall promptly notify the Borrower as to the receipt of, and provide a copy of, any such notice of withdrawal and shall promptly notify each other Agent of the withdrawal of any Notice of Actionable Default.

Section 2.2 Remedies.

(a) After receipt of any Notice of Actionable Default with respect to which the Collateral Trustees shall not have received a notice of withdrawal in accordance with Section 2.1(b), the Collateral Trustees shall, following receipt of the written direction of the Credit Facility Agent, initiate the exercise of remedies with respect to the Collateral and exercise the rights and remedies provided in any of the Security Documents, in each case, as directed in writing by the Credit Facility Agent pursuant to Section 2.6. Other than as provided in the preceding sentence, no Secured Party (including, without limitation, the Collateral Trustees), shall have the right to direct the Collateral Trustees with respect to the exercise of rights and remedies under the Security Documents or otherwise with respect to the Collateral. Each Collateral Trustee shall be entitled to assume conclusively that no Actionable Default has occurred and is continuing until and unless it receives a Notice of Actionable Default. Each Collateral Trustee shall be entitled to assume conclusively that a Notice of Actionable Default has not been withdrawn unless and until it receives a notice of withdrawal in accordance with Section 2.1(b).

(b) As to any matters not expressly provided for under this Agreement or the other Security Documents (including, without limitation, matters relating to enforcement and collection of the Secured Debt), the Collateral Trustees shall not be required to exercise any discretion or to take any action under this Agreement or the other Security Documents, or under applicable law, including title 11 of the United States Code, or in respect of the Collateral, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) in accordance with the written instructions of the Credit Facility Agent which instructions shall reference Section 4.6 hereof.

Section 2.3 Right to Initiate Judicial Proceedings, Etc. If and only if the Collateral Trustees shall have received a Notice of Actionable Default and during such time as the Collateral Trustees shall not have received a notice of withdrawal of such Notice of Actionable Default in accordance with the provisions of Section 2.1(b) hereof, at the direction in writing of the Credit Facility Agent as provided in Section 2.2, the Corporate Trustee, and if the Corporate Trustee deems necessary or desirable, the Individual Trustee, jointly or individually as the Corporate Trustee may determine in its sole discretion, (i) shall have the right and power to institute and maintain such suits and proceedings as the Credit Facility Agent may deem appropriate to protect and enforce the rights vested in the Collateral Trustees by this Agreement and each Security Document, and (ii) may, either after entry or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Collateral Trust Estate under the judgment or decree of a court of competent jurisdiction.

Section 2.4 Appointment of a Receiver. If a receiver of the Collateral Trust Estate shall be appointed in judicial proceedings, the Collateral Trustees may be appointed, in their discretion, as such receiver. Notwithstanding the appointment of a receiver, the Collateral Trustees shall be entitled to retain possession and control of all cash held by or deposited with them or their agents or co-trustees pursuant to any provision of this Agreement or any Security Document.

Section 2.5 Exercise of Powers. All of the powers, remedies and rights of the Collateral Trustees as set forth in this Agreement may be exercised by the Collateral Trustees in respect of any Security Document as though set forth at length therein and all the powers, remedies and rights of the Collateral Trustees as set forth in any Security Document may be exercised from time to time as herein and therein provided.

Section 2.6 Direction from Credit Facility Agent.

(a) Subject to Section 2.6(b) of this Agreement, if the Collateral Trustees shall have received a Notice of Actionable Default and during such time as the Collateral Trustees shall not have received a notice of withdrawal of such Notice of Actionable Default in accordance with the provisions of Section 2.1(b) hereof, (i) the Credit Facility Agent shall have the right, by an instrument in writing executed and delivered to the Collateral Trustees, to direct the Collateral Trustees to initiate the exercise of remedies with respect to the Collateral and (ii) the Credit Facility Agent shall have the right, by an instrument in writing executed and delivered to the Collateral Trustees, to direct the Collateral Trustees to refrain from exercising any right, remedy, trust or power available to or conferred upon the Collateral Trustees hereunder. Notwithstanding any other provision contained in this Agreement or any of the Security Documents to the contrary, the Collateral Trustees shall not take any action or exercise any right with respect to the exercise of remedies, the preservation of the Collateral or otherwise (except for the giving of notices hereunder, the application of moneys pursuant to Section 3 and the release of Collateral pursuant to Section 6) without written instructions from the Credit Facility Agent.

(b) Subject to the provisions of Section 5 hereof, the Collateral Trustees shall be obligated to follow any written directions received pursuant to Sections 2.1, 2.2 or 2.6(a) or otherwise under this Agreement.

Section 2.7 Remedies Not Exclusive.

(a) No remedy conferred upon or reserved to the Collateral Trustees herein or in any of the Security Documents is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or in any of the Security Documents or now or hereafter existing at law or in equity or by statute.

(b) No delay or omission of or by the Collateral Trustees to exercise any right, remedy or power accruing upon receipt of any Notice of Actionable Default shall impair any such right, remedy or power or shall be construed to be a waiver thereof or an acquiescence therein; and, subject in all respects to Section 2.1(b), 2.2, 2.3 and 2.6, every right, power and remedy given by this Agreement or any Security Document to the Collateral Trustees may be exercised from time to time and as often as may be deemed expedient by the Collateral Trustees.

(c) In case the Collateral Trustees shall have proceeded to enforce any right, remedy or power under this Agreement or any Security Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Trustees, then and in every such case the Borrower, the other Loan Parties, the Collateral Trustees and the Secured Parties shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under such Security Document with respect to the Collateral Trust Estate and in all other respects, and thereafter all rights, remedies and powers of the Collateral Trustees shall continue as though no such proceeding had been taken.

(d) All rights of action and rights to assert claims upon or under this Agreement and the Security Documents may be enforced by the Collateral Trustees without the possession of any

Debt Instrument or the production thereof in any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Collateral Trustees may be brought in either of their names as Collateral Trustee and any recovery of judgment shall be held as part of the Collateral Trust Estate.

Section 2.8 Loan Parties’ and Collateral Trustees’ Rights as to Collateral; Limitation on Collateral Trustees’ Duties in Respect of Collateral.

(a) So long as no Notice of Actionable Default shall have been received by the Collateral Trustees (or if received, shall have been withdrawn in accordance with the provisions hereof), the Borrower and the other Loan Parties shall be entitled to exercise all rights, powers, privileges and remedies in respect of the Collateral, in each case free and clear of any liens or encumbrance arising out of this Agreement, notwithstanding the grant of security provided for in the Security Documents, subject, however, to the provisions of Section 3.1 and 6.1 hereof, to the provisions in the other Security Documents and to the provisions of the Credit Facility Agreement.

(b) Each Loan Party, on behalf of itself and all who may claim through or under it, including, without limitation, any and all subsequent affiliates, creditors, vendees, assignees and lienors, expressly waives and releases, to the fullest extent permitted by law, any, every and all rights to demand or to have any marshalling of the Collateral Trust Estate upon any enforcement of any Security Document, including, without limitation, upon any sale, whether made under any power of sale herein granted or pursuant to judicial proceedings or upon any foreclosure or any enforcement of any Security Document and consents and agrees that all the Collateral Trust Estate and any such sale may be offered and sold as an entirety or in parcels.

(c) Beyond its duties set forth in this Agreement as to the custody of the Collateral and the payment to the Borrower, the other Loan Parties and the Secured Parties for moneys received by it hereunder, the Collateral Trustees shall not have any duty to the Borrower, the other Loan Parties or the Secured Parties as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent, however, that the Collateral Trustees or an agent or nominee of the Collateral Trustees maintains possession or control of any of the Collateral, the Collateral Trustees shall, or shall instruct such agent or nominee to, grant the Borrower or the other Loan Parties the access to such Collateral, which the Borrower requires for the conduct of its business or to enable the Borrower and the other Loan Parties to exercise all rights, powers, privileges and remedies in respect of the Collateral so long as the Collateral Trustees shall not have received a Notice of Actionable Default.

Section 2.9 Limitation by Law. All rights, remedies and powers provided by this Section 2 may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, regulation or court order and all the provisions of this Section 2 are intended to be subject to all applicable mandatory provisions of law, regulation or court order which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part.

Section 2.10 Absolute Rights of Holders. Notwithstanding any other provision of this Agreement or any provision of any Security Document, the right of each Holder, which is absolute and unconditional, to receive payments of the Secured Debt held by such Holder as therein expressed, to institute suit for the enforcement of such payment, or to assert its position and views as a secured creditor in, and to otherwise exercise any right (other than the right to enforce the security interest in and lien on the Collateral, which shall in all circumstances be exercisable only by the Collateral Trustees at the written direction of the Credit Facility Agent) it may have in connection with, a case under the Bankruptcy Code in which the Borrower or any Loan Party is a debtor, or the obligation of the Borrower or any Loan Party, which is also absolute and unconditional, to pay the Secured Debt owing by the Borrower or any Loan Party to each Holder at the time and place expressed therein shall not be impaired or affected without the consent of such Holder.

Section 2.11 Equal and Ratable Security. This Agreement and the Security Documents are intended to secure the Secured Debt equally and ratably to the extent required by the Public Indenture. All of the Secured Parties shall be bound by any instruction or delivery given by the Credit Facility Agent pursuant to this Agreement.

SECTION 3 APPLICATION OF MONEYS

Section 3.1 Application of Proceeds.

(a) If, pursuant to the exercise by the Collateral Trustees, at the written direction of the Credit Facility Agent, of any rights and remedies set forth in any Security Document, any Collateral is sold or otherwise realized upon by the Collateral Trustees, the proceeds received by the Collateral Trustees in respect of such Collateral shall be deposited in a cash collateral account (the “Collateral Account”), maintained by the Corporate Trustee at its offices at its corporate trust department in the State of Delaware, which shall be non-interest bearing until such time as the Collateral Trustees shall cause to be effected written directions received pursuant to Section 3.4(a), at which time the investments acquired pursuant to such directions shall accrue such interest and/or other income as provided by the terms thereof. All moneys held by the Corporate Trustee in the Collateral Account, shall, to the extent available for distribution, be distributed by the Corporate Trustee on each date upon which a distribution is made (each, a “Distribution Date”) as follows:

FIRST: to the payment (in such priority as the Corporate Trustee shall elect, but without duplication) of all reasonable fees and expenses of legal counsel and other professionals and other reasonable costs or expenses or other liabilities of any kind incurred by the Collateral Trustees as secured parties under any Security Document or otherwise in connection with any Security Document or this Agreement (including, without limitation, any reasonable costs or expenses or liabilities incurred in connection with the sale of any assets covered by any Security Document, or in the operation or maintenance of any of the assets covered by any Security Document), including the reimbursement to any Secured Party of any amounts theretofore advanced by such Secured Party for the payment of such fees, costs and expenses, except only for any such fees, expenses, costs or liabilities incurred by either Collateral Trustee as a result of its gross negligence or willful misconduct; provided, however, that nothing herein is intended to relieve the Loan Parties of their duties to pay such costs, fees, expenses and liabilities otherwise payable to the Collateral Trustees from funds outside of the Collateral Account, as required by this Agreement;

SECOND: to the Collateral Trustees (without duplication) in an amount equal to the Trustees’ Fees which are unpaid as of the Distribution Date and to the Agents for the benefit of any of their respective Secured Parties which has theretofore advanced or paid any such Trustees’ Fees in an amount equal to the amount thereof so advanced or paid by such Secured Party prior to such Distribution Date; provided, however, that nothing herein is intended to relieve the Loan Parties of their duties to pay such fees and claims from funds outside of the Collateral Account, as required by this Agreement;

THIRD: To each Agent in an amount equal to the costs and expenses of and any other amounts due to the Secured Parties represented by such Agent and the representatives of such Secured Parties not otherwise referred to in this Section 3.1(a) which are payable by the Borrower to the Secured Parties under the relevant Debt Instrument, and, in case such moneys shall be insufficient to pay in full such costs and expenses and other amounts, then to the payment thereof ratably (without priority of any one over any other) to each Agent;

FOURTH: To each Agent in an amount equal to the unpaid interest on the Secured Debt held by the Secured Parties represented by such Agent, and, in case such moneys shall be insufficient to pay in full such interest, then to the payment thereof ratably (without priority of any one over any other) to each such Agent in proportion to the unpaid amounts thereof;

FIFTH: To each Agent in an amount equal to the unpaid remainder of the Secured Debt held by the Secured Parties represented by such Agent whether or not then due and payable, and, in case such moneys shall be insufficient to pay in full such Secured Debt, then to the payment thereof equally and ratably (without priority of any one over any other) to each such Agent; provided that if at the time of any such distribution, there are any undrawn Letters of Credit (other than Letters of Credit that have been cash collateralized pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date] of the Credit Facility Agreement) under the Credit Facility Agreement, the amount attributable to such undrawn Letters of Credit that otherwise would be distributed to the Credit Facility Agent pursuant hereto shall be retained by the Collateral Trustees as cash collateral security for such undrawn Letters of Credit and distributed in accordance with Section 3.1(d); and

SIXTH: Any surplus then remaining shall be paid to the Borrower or its successors or assigns, or to whomever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(b) The term “unpaid” as used in such clause SECOND, FOURTH and FIFTH of subsection (a) shall mean all amounts of outstanding Trustees’ Fees and other Secured Debt as to which prior payments or distributions (whether actually distributed or set aside) have not been made, or if made, have subsequently been recovered from the recipient thereof.

(c) In order to determine the ratable amount to be distributed to each of the Secured Parties pursuant to clauses THIRD, FOURTH and FIFTH above on each Distribution Date, the Corporate Trustee shall rely on a certificate of a Responsible Officer of the Borrower, which shall be delivered to the Collateral Trustees within five (5) Business Days after receipt by the Borrower from the Collateral Trustee of a copy of the applicable distribution request delivered by a Secured Party pursuant to Section 3.3 hereof, setting forth the Secured Debt (identified by type and amount) outstanding under each Debt Instrument on such Distribution Date and such other matters set forth in Section 4.2(a) hereof. The ratable portion of the aggregate amount available for distribution hereunder on any Distribution Date which shall be distributed to each Agent for the benefit of the Secured Parties represented by such Agent on such Distribution Date shall be a fraction, (x) the numerator of which shall be the aggregate amount of Secured Debt represented by such Agent for such Secured Party on such Distribution Date and (y) the denominator of which shall be the aggregate amount of all Secured Debt on such Distribution Date; provided, however, that, for such purposes, amounts distributable to any Agent on a prior Distribution Date and held by the Corporate Trustee on behalf of such Agent pursuant to Section 3.3 or 4.2(a) of this Agreement shall be deemed to have been applied to the Secured Debt of the Holders of the applicable Secured Debt, regardless of whether such application has occurred.

(d) Any amounts retained by the Collateral Trustees pursuant to the FIFTH clause with respect to undrawn Letters of Credits (other than Letters of Credit that have been cash collateralized pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date] of the Credit Facility Agreement) shall be distributed as follows:

(i) if a drawing is made on any such outstanding Letter of Credit, upon written notice to such effect from the Credit Facility Agent to the Collateral Trustees, the Collateral Trustees shall distribute to the Credit Facility Agent from the cash collateral being held as security for such undrawn Letters of Credit a ratable portion of the amount of the Letter of Credit so drawn; and

(ii) if any such Letter of Credit expires or is returned undrawn, upon written notice to such effect from the Credit Facility Agent to the Collateral Trustees, the cash collateral with respect to such expired or undrawn Letters of Credit held by the Collateral Trustees shall be distributed to the Agents by the Collateral Trustees so that all distributions made pursuant to the FIFTH clause through such date shall have resulted in an equal and ratable distribution to the Secured Parties pursuant to such clause.

Section 3.2 Intentionally Omitted.

Section 3.3 Release of Amounts in Collateral Account. Amounts distributable to an Agent on any Distribution Date pursuant to Section 3.1 shall be paid to such Agent for the benefit of the Secured Party(ies) represented by such Agent by the Corporate Trustee upon receipt by the Corporate Trustee of a distribution request of such Agent setting forth appropriate payments instructions for such Agent and receipt by the Corporate Trustee of a certificate of Borrower required by Sections 3.1(c) and 4.2(a) hereof. The Corporate Trustee shall promptly provide a copy of any such distribution request received by the Corporate Trustee to the Borrower. If no such distribution request is delivered by an Agent or no such certificate is delivered by Borrower within 10 Business Days of deposit in the Collateral Account of proceeds received by the Collateral Trustees in respect of any Collateral, the Corporate Trustee shall continue to hold amounts otherwise distributable to such Agent in a separate non-interest bearing account of the Corporate Trustee for the benefit of such Agent and the applicable Secured Party(ies) and the Corporate Trustee shall not be required to make any distributions until such distribution request or certificate is received.

Section 3.4 Investments of Amounts in Collateral Account.

(a) Cash on deposit in the Collateral Account and any other account established pursuant to Section 3.3 or 4.2(a) hereof shall be invested and reinvested in Collateral Account Investments by the Corporate Trustee, who shall make such Collateral Account Investments at the written direction of (i) the Borrower prior to Notice of Actionable Default, (unless such notice is withdrawn) with respect to amounts in the Collateral Account or (ii) the applicable Agent with respect to amounts in any other account established pursuant to Section 3.3 or 4.2(a). The Collateral Trustees shall not have any liability to the Borrower, any Agent or any Secured Party resulting from any losses on investments made by it in Collateral Account Investments in accordance with this Section 3.4 or if the earnings realized on any investment in Collateral Account Investments are less than otherwise could have been achieved had other Collateral Account Investments been selected. The Corporate Trustee shall sell or liquidate all or any part of the Collateral Account Investments held in the Collateral Account or other account established pursuant to Section 3.3 or 4.2(a) at any time it determines, in its sole judgment, that the proceeds thereof are required to make a distribution from the Collateral Account or such other account, and the Collateral Trustees shall not be liable to any Person for any loss suffered because of such sale or liquidation.

(b) All investments in Collateral Account Investments made by the Corporate Trustee, and the net proceeds of the sale, liquidation or payment thereof, and all interest on, or other earnings realized with respect to, any investment in the Collateral Account or other account established pursuant to Section 3.3 or 4.2(a), shall be held in the Collateral Account or such other account and for the same purposes as the cash used to purchase such Collateral Account Investments.

(c) In the absence of written directions pursuant to Section 3.4(a) from the Borrower as to the investment by the Corporate Trustee of cash on deposit in the Collateral Account and any other account established pursuant to Section 3.3 or 4.2(a) hereof in Collateral Account Investments, and at all times after Notice of Actionable Default (which has not been withdrawn), the Corporate Trustee shall invest all such cash on deposit in U.S. Governmental securities or Service class shares of the U.S. Government Portfolio (the “Portfolio”) of the Wilmington Funds, a mutual fund (the “Fund”) managed by Rodney Square Management Corporation, a subsidiary of Corporate Trustee. The Borrower acknowledges and agrees that (i) shares in the Portfolio and shares in Related Funds are not (x) obligations of Wilmington Trust Company, (y) deposits or (z) insured by the FDIC, (ii) the Wilmington Trust Company and/or one or more of its Affiliates are compensated by the Fund and by the Related Funds for (1) services rendered in its capacity as investment advisor, custodian and/or transfer agent; and (2) providing shareholder services; and (iii) such compensation is described in detail in the prospectus for the Fund and Related Funds, and exclusive of and additional to the compensation and other amounts payable to Wilmington Trust Company in its capacity as Corporate Trustee hereunder.

SECTION 4 AGREEMENTS WITH TRUSTEES

Section 4.1 Delivery of Debt Instruments. On the date hereof, the Borrower will deliver to the Collateral Trustees true and complete copies of the Credit Facility Agreement, the Public Indenture, and each Security Document, to the extent not previously delivered. The Borrower agrees that, promptly upon the execution thereof, the Borrower will deliver to the Collateral Trustees a true and complete copy of any and all amendments, modifications or supplements to the Credit Facility Agreement, the Public Indenture and each Security Document entered into by the Borrower subsequent to the date hereof.

Section 4.2 Information as to Holders.

(a) The Borrower agrees that it shall deliver to the Collateral Trustees from time to time within five (5) Business Days after a request by the Collateral Trustees, a list setting forth (i) the aggregate amount of Obligations outstanding under the Credit Facility Agreement and the aggregate principal amount outstanding under the Public Indenture, or any of them, (ii) the interest rates then in effect under the Credit Facility Agreement and the Public Indenture, to the extent known by Borrower and (iii) such other information in the Borrower’s possession regarding the Secured Parties and the Debt Instruments as the Collateral Trustees may reasonably request. The Borrower will furnish to the Collateral Trustees on the date hereof a list setting forth the name and address of the Credit Facility Agent and the Public Trustee, to the extent not previously delivered, and the Borrower agrees to furnish promptly to the Collateral Trustees any changes or additions to such list. In addition, the Borrower shall deliver to the Collateral Trustees, each time a distribution from the Collateral Trust Estate or the Collateral Account is to be made pursuant to the terms hereof, not later than five (5) Business Days after receipt by the Borrower from the Collateral Trustee of a copy of the applicable distribution request delivered by a Secured Party pursuant to Section 3.3 hereof, a certificate of a Responsible Officer of the Borrower, setting forth the information required by Section 3.1(c) hereof in connection with the determination of amounts to be distributed and the Persons to whom such distributions are to be made, including appropriate payment instructions therefor (the “Payment Information”), provided that if any distribution is directed to be made to any Agent, if such Agent shall have notified the Collateral Trustees in writing that such Agent is unable to accept such distribution, such distribution shall be made instead to an account established for the benefit of such Agent and the Holders of the applicable Secured Debt. The Collateral Trustees may, for all purposes hereunder, rely on such information given by the Borrower.

(b) If the Borrower shall not have delivered the Payment Information to the Collateral Trustees at least five (5) Business Days prior to the applicable Distribution Date, the Collateral Trustees shall request the Payment Information from the Credit Facility Agent, and if after such request the Collateral Trustees shall not have received the Payment Information from any of the Borrower, or the Credit Facility Agent, the Collateral Trustees shall not be required to take any action under clauses THIRD, FOURTH, FIFTH or SIXTH of Section 3.1(a) until it receives such Payment Information. The Collateral Trustees may, for all purposes hereunder, rely on such information given by the Credit Facility Agent.

Section 4.3 Compensation and Expenses. The Loan Parties agree, jointly and severally, to pay to the Collateral Trustees and any co-trustees or successor trustees appointed hereunder, from time to time upon demand, (a) such compensation for their services hereunder and under the Security Documents and for administering the Collateral Trust Estate, the Collateral Account and any account or accounts established pursuant to this Agreement as set forth on the fee schedule attached hereto as Schedule 4.3, as such Schedule 4.3 may be amended, supplemented or otherwise modified by the written agreement of the Loan Parties and the Collateral Trustees from time to time and (b) all the reasonable fees, costs and expenses incurred by any of them (including, without limitation, the reasonable fees and disbursements of legal counsel and other professionals) (i) arising in connection with the preparation, negotiation, execution, delivery, modification and termination of this Agreement and each of the Security Documents or the administration, monitoring or enforcement of any of the provisions hereof or thereof or (ii) incurred or advanced in connection with the administration of the Collateral Trust Estate, the Collateral Account, any account or accounts established pursuant to Section 3.3 or 4.2(a) hereof, the sale or other disposition of Collateral pursuant to any Security Document and the preservation, protection or defense of their rights under this Agreement and in and to the Collateral, the Collateral Account, any account or accounts established pursuant to Section 3.3 or 4.2(a) hereof and the Collateral Trust Estate. As security for such payment, the Collateral Trustees shall have a prior lien upon all Collateral (as effected pursuant to Article 3 herein) and other property and funds held or collected by the Collateral Trustees as part of the Collateral Trust Estate. Each Loan Party’s obligations under this Section 4.3 shall survive the termination of this Agreement.

Section 4.4 Stamp and Other Similar Taxes. The Loan Parties agree, jointly and severally, to indemnify and hold harmless the Collateral Trustees from any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any Security Document, the Collateral Trust Estate, or any Collateral. The obligations of the Borrower and the other Loan Parties under this Section 4.4 shall survive the termination of the other provisions of this Agreement.

Section 4.5 Filing Fees, Excise Taxes, Etc. The Loan Parties agree, jointly and severally, to pay or to reimburse the Collateral Trustees for any and all amounts in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts which may be payable in respect of the execution, delivery, performance and enforcement of this Agreement and each Security Document. The obligations of the Borrower and the other Loan Parties under this Section 4.5 shall survive the termination of the other provisions of this Agreement.

Section 4.6 Indemnification.

(a) Each Loan Party agrees, jointly and severally, to pay, indemnify, and hold harmless the Collateral Trustees, their respective Affiliates, and each of the officers, directors, employees, stockholders, agents, attorneys-in-fact and representatives of either Collateral Trustee and such Affiliates, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable costs and expenses of defending any claim against any of them) with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the Security Documents unless and to the extent arising from the gross negligence or willful misconduct of such of the Collateral Trustees, their respective Affiliates, or each of the officers, directors, employees, stockholders, agents, attorneys-in-fact or representatives of either Collateral Trustee or such Affiliates as are seeking indemnification. As security for such payment, any such Collateral Trustee shall have a prior lien upon all Collateral (as effected pursuant to Article 3 herein) and other property and funds held or collected by the Collateral Trustees as part of the Collateral Trust Estate.

(b) In any suit, proceeding or action brought by the Collateral Trustees under or with respect to any Security Document or the Collateral for any amount owing thereunder, or to enforce any provisions thereof, each Loan Party will, jointly and severally, save, indemnify and hold harmless the Collateral Trustee from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the obligee thereunder, arising out of a breach by any Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligee or its successors from such Loan Party and all such obligations of any Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Collateral Trustees.

(c) The agreements in this Section 4.6 shall survive the termination of the other provisions of this Agreement.

Section 4.7 Further Assurances.

(a) Each Loan Party agrees, from time to time, at its own expense to execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as may be reasonably necessary or desirable, or as any Collateral Trustee may reasonably request from time to time in order to carry out the purposes of the terms and conditions of the Security Documents. Without limiting the generality of the foregoing, each Loan Party will take any such action required to be taken by it pursuant to any Security Document.

(b) Each Loan Party hereby authorizes the Collateral Trustees to file one or more financing or continuation statements relative to all or any part of the Collateral, and amendments thereto to correct the name and address of such Loan Party or the Collateral Trustees or to correct the description of the “Collateral” contained in any of the Security Documents to be consistent with the description of the Collateral contained in such Security Document, in each case without the signature of such Loan Party where permitted by law and which shall be filed by the Collateral Trustees upon the receipt of an instruction letter from the Credit Facility Agent requesting the taking of such action and attaching the form of financing statement. A photocopy or other reproduction of this Agreement, any other Security Document or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) The Loan Parties will furnish such information about the Collateral as the Collateral Trustees may reasonably request from time to time.

Section 4.8 Recording. The Borrower shall furnish to the Collateral Trustees, upon the execution and delivery of this Agreement, opinions of counsel to the Loan Parties required by the Credit Facility Agreement, addressed to the Collateral Trustees, among others.

Section 4.9 Insurance. On the Closing Date and annually thereafter, the Loan Parties shall deliver to the Collateral Trustees the certificate of insurance (and the attachments thereto) and the summary schedule required by clauses (x) and (y) of the second sentence of Section 8.1.3 [Maintenance of Insurance] of the Credit Facility Agreement.

SECTION 5 THE COLLATERAL TRUSTEES

Section 5.1 Acceptance of Trust. The Collateral Trustees, for themselves and their respective successors, hereby accept the Collateral Trust Estate and the trusts created by this Agreement upon the terms and conditions hereof, including those contained in this Section 5.

Section 5.2 Exculpatory Provisions.

(a) The Collateral Trustees shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties contained herein or in the Security Documents. The Collateral Trustees make no representations as to the value or condition of the Collateral Trust Estate or any part thereof, or as to the title of the Borrower or any other Loan Party thereto or as to the security interest (if any) and perfection and/or priority thereof afforded by the Security Documents or this Agreement or as to the validity, execution (except its own execution), enforceability, legality or sufficiency of this Agreement, any Security Document or of the Secured Debt secured hereby and thereby, and the Collateral Trustees shall incur no liability or responsibility in respect of any such matters. The Collateral Trustees shall not be responsible for insuring the Collateral Trust Estate or for the payment of taxes, charges, assessments or liens upon the Collateral Trust Estate or otherwise as to the maintenance of the Collateral Trust Estate, except that in the event the Collateral Trustees enter into possession of a part or all of the Collateral Trust Estate, the Collateral Trustees shall, subject to Section 5.12, preserve the part in its possession.

(b) The Collateral Trustees shall not be required to ascertain or inquire as to the performance by the Borrower or any other Loan Party of any of the covenants or agreements contained herein, in any Security Document or in any Debt Instrument. Whenever it is necessary or in the opinion of the Collateral Trustees advisable, for the Collateral Trustees to ascertain the amount of Secured Debt then held by a Holder, the Collateral Trustees may rely on a certificate of such Holder, an Agent with respect thereto or the Borrower as to such amount. In the event that there shall be due to or from the Collateral Trustees any material performance or the delivery of any material instrument or the Collateral Trustees have actual knowledge of any material breach of this Agreement or the Security Documents by the Borrower or any other Loan Party, the Collateral Trustees shall promptly advise the Credit Facility Agent of the matter and the Credit Facility Agent shall have the exclusive right to direct the Collateral Trustees’ response to such matter.

(c) In any event, neither the Collateral Trustees, their respective Affiliates, nor any of the officers, directors, employees, stockholders, agents, attorneys-in-fact and representatives of either of the Collateral Trustees and such Affiliates thereof shall be liable for any acts or omissions by it in accordance with this Agreement or any Security Document except for those arising out of or in connection with one or both of the Collateral Trustees’ gross negligence or willful misconduct (which shall not include action taken or omitted to be taken in accordance with any direction, instruction or certificate of the Credit Facility Agent, any Loan Party or any Secured Party, for which the Collateral Trustees shall have no liability). Notwithstanding anything set forth herein to the contrary, the Collateral Trustees shall have a duty of ordinary care with respect to any Collateral delivered to the Collateral Trustees or its designated representatives that are in the Collateral Trustees’ or its designated representatives’ possession and control.

(d) The Collateral Trustees shall not take or refrain from taking actions if to do so would, in the Collateral Trustees’ reasonable judgment, violate any applicable law, regulation or court order or the terms of this Agreement, the Debt Instruments, the Security Documents or if the Collateral Trustees shall not be indemnified to their satisfaction as provided in Section 4.6(b) and/or 5.5(c).

Section 5.3 Delegation of Duties. The Collateral Trustees may execute any of the trusts or powers hereof and perform any duty hereunder either directly or by or through agents, nominees or attorneys-in-fact. The Collateral Trustees shall be entitled to rely upon advice of counsel and other professionals concerning all matters pertaining to such trusts, powers and duties. The Collateral Trustees shall not be responsible for the negligence or misconduct of any agents, nominees or attorneys-in-fact selected by it without gross negligence or willful misconduct.

Section 5.4 Reliance by Collateral Trustees.

(a) Whenever in the administration of the trusts of this Agreement, or pursuant to any of the Security Documents, the Collateral Trustees shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any other Loan Party in connection with the taking, suffering or omitting of any action hereunder by the Collateral Trustees, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by a certificate of a Responsible Officer delivered to the Collateral Trustees and such certificate shall be full warranty to the Collateral Trustees for any action taken, suffered or omitted in reliance thereon; subject, however, to the provisions of Section 5.5.

(b) The Collateral Trustees may consult with independent counsel, independent public accountants and other experts selected by them, and any opinion of such counsel, any such accountant, and any such other expert shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Trustees shall have the right at any time to seek instructions concerning the administration of the Collateral Trust Estate from any court of competent jurisdiction.

(c) The Collateral Trustees may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent,

order, bond or other paper or document which they reasonably believe to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, the Collateral Trustees may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Trustees and conforming to the requirements of this Agreement or any Security Document.

Section 5.5 Limitations on Duties of Collateral Trustees.

(a) Prior to receipt of a Notice of an Actionable Default, the Collateral Trustees shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement or in any Security Document, and no implied covenants or obligations shall be read into this Agreement or any Security Document against the Collateral Trustees. The Collateral Trustees shall, upon receipt of (x) a Notice of Actionable Default and during such time as the Collateral Trustees shall not have received a notice of withdrawal of such Notice of Actionable Default in accordance with the provisions of Section 2.1(b) hereof, and (y) directions in writing from the Credit Facility Agent (i) exercise the rights and powers vested in it by this Agreement or by any Security Document, and the Collateral Trustees shall not be liable with respect to any action taken or omitted by it in accordance with the direction of the Credit Facility Agent pursuant to Section 2.2 or 2.6 of this Agreement or (ii) if the Collateral Trustees shall have received the written direction of the Credit Facility Agent to initiate the exercise of any remedy with respect to the Collateral, exercise such of the rights and powers vested in it by this Agreement or by any Security Document. Subject to the provisions of Section 2.6(b) the Collateral Trustees shall follow written instructions of the Credit Facility Agent, if any are received, as to the time, method and place of conducting any proceeding for any right or remedy available to the Collateral Trustees, or of exercising any trust or power conferred on the Collateral Trustees, or for the appointment of a receiver, or for the taking of any other action authorized by Section 2.

(b) The Collateral Trustees shall not be under any obligation to take an action which is discretionary under the provisions hereof or under any Security Document. The Collateral Trustees shall furnish to the Credit Facility Agent and the Public Trustee promptly upon receipt thereof, a copy of each certificate or other paper furnished to the Collateral Trustees by the Borrower or any other Loan Party under or in respect of this Agreement, any Security Document or any of the Collateral Trust Estate, unless by the express terms of any Security Document a copy of the same is required to be furnished by some other Person directly to the Credit Facility Agent and the Public Trustees, or the Collateral Trustees shall have determined that the same has already been so furnished.

(c) In connection with written instructions from the Credit Facility Agent pursuant to Section 2.6(a), the Collateral Trustees shall be under no obligation to exercise any of the rights, remedies or powers vested in them by this Agreement or any Security Document, unless (i) the Collateral Trustees shall have been provided adequate security or indemnity as determined by the Collateral Trustees in their sole discretion (including without limitation from the Secured Parties) against any and all costs, expenses and liabilities which the Collateral Trustees anticipate might be reasonably incurred by them in compliance with such instructions, including reasonable advances as may be requested by the Collateral Trustees and (ii) the Collateral Trustees shall receive such clear, unambiguous, written instructions as the Collateral Trustees deem appropriate.

(d) The obligations of the Collateral Trustees hereunder are several and not joint.

Section 5.6 Moneys to Be Held in Trust. All moneys received by the Corporate Trustee under or pursuant to any provision of this Agreement or any Security Document shall be held in trust for the purposes for which they were paid or are held. The Individual Trustee shall promptly turn over to the Corporate Trustee any Collateral, or any part thereof, delivered to or received by the Individual Trustee.

Section 5.7 Resignation and Removal of the Collateral Trustees.

(a) Each or both of the Collateral Trustees may at any time, by giving 30 days’ prior written notice to the Borrower and the Credit Facility Agent, resign and be discharged of their responsibilities hereby created, such resignation to become effective upon the appointment of a successor trustee or trustees by the Borrower prior to Notice of Actionable Default, and thereafter (unless such notice is withdrawn) by the Credit Facility Agent and the acceptance of such appointment by such successor trustee or trustees. The Collateral Trustees shall be entitled to their fees and expenses accrued to the date of the resignation becoming effective. Either or both of the Collateral Trustees may be removed at any time (with or without cause) and a successor trustee or trustees appointed by the Borrower prior to Notice of Actionable Default, and thereafter (unless such notice is withdrawn) by the Credit Facility Agent, provided that the Collateral Trustees or either of them shall be entitled to their fees and expenses accrued to the date of removal. If no successor trustee or trustees shall be appointed and approved within 30 days from the date of the giving of the aforesaid notice of resignation or within 30 days from the date of such removal, the Collateral Trustees, shall, or any Holder may, apply to any court of competent jurisdiction to appoint a successor trustee or trustees to act until such time, if any, as a successor trustee or trustees shall have been appointed as above provided. Any successor trustee or trustees so appointed by such court shall immediately and without further act be superseded by any successor trustee or trustees approved, as above provided.

(b) If at any time either or both of the Collateral Trustees shall resign, be removed or otherwise become incapable of acting, or if at any time a vacancy shall occur in the office of the Collateral Trustees for any other cause, a successor trustee or trustees may be appointed by the Borrower, and the powers, duties, authority and title of the predecessor trustee or trustees terminated and cancelled without procuring the resignation of such predecessor trustee or trustees, and without any other formality (except as may be required by applicable law) than the appointment and designation of a successor trustee or trustees in writing, duly acknowledged, delivered to the predecessor trustee or trustees and the Borrower, and filed for record in each public office, if any, in which this Agreement is required to be filed.

(c) The appointment and designation referred to in Section 5.7(b) of this Agreement shall, after any required filing, be full evidence of the right and authority to make the same and of all the facts therein recited, and this Agreement shall vest in such successor or trustee or trustees, without any further act, deed or conveyance, all of the estate and title of its predecessor or their predecessors, and upon such filing for record the successor trustee or trustees shall become fully vested with all the estates, properties, rights, powers, trusts, duties, authority and title of its predecessor or their predecessors; but such predecessor or predecessors shall, nevertheless, on the written request of the Credit Facility Agent, the Borrower, or its or their successor trustee or trustees, execute and deliver an instrument transferring to such successor or successors all the estates, properties, rights, powers, trusts, duties, authority and title of such predecessor or predecessors hereunder and shall deliver all securities and moneys held by it or them to such successor trustee or trustees. Should any deed, conveyance or other instrument in writing from the Borrower or any other Loan Party be required by any successor trustee or trustees for more fully and certainly vesting in such successor trustee or trustees the estates, properties, rights, powers, trusts, duties, authority and title vested or intended to be vested in the predecessor trustee or trustees, any and all such deeds, conveyances and other instruments in writing shall, on request of such successor trustee or trustees, be so executed, acknowledged and delivered.

(d) Any required filing for record of the instrument appointing a successor trustee or trustees as hereinabove provided shall be at the expense of the Borrower and the other Loan Parties. The resignation of any trustee or trustees and the instrument or instruments removing any trustee or trustees, together with all other instruments, deeds and conveyances provided for in this Section 5 shall, if required by law, be forthwith recorded, registered and filed by and at the expense of the Borrower and the other Loan Parties, wherever this Agreement is recorded, registered and filed.

Section 5.8 Status of Successors to the Corporate Trustee. Every successor to the Corporate Trustee appointed pursuant to Section 5.7 of this Agreement and every corporation resulting from a merger or consolidation pursuant to Section 5.9 of this Agreement shall be a bank or trust company in good standing and having power so to act, incorporated under the laws of the United States or any State thereof or the District of Columbia, and having its principal corporate trust office within the forty-eight (48) contiguous States, and shall also have capital, surplus and undivided profits of not less than $100,000,000, if there be such an institution with such capital, surplus and undivided profits willing, qualified and able to accept the trust upon reasonable or customary terms.

Section 5.9 Merger of the Corporate Trustee. Any corporation into which the Corporate Trustee shall be merged, or with which it shall be consolidated, or any corporation resulting from any merger or consolidation to which the Corporate Trustee shall be a party, shall be the Corporate Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 5.10 Powers of Individual Trustee. The Individual Trustee has been joined as a party hereunder so that if, by any present or future applicable law in any jurisdiction in which it may be necessary to perform any act in the execution or enforcement of the trusts hereby created, the Corporate Trustee may be incompetent, unqualified or unable to act as a Collateral Trustee or the Corporate Trustee determines in its sole discretion not to so act as a Collateral Trustee, then all of the acts required to be performed in such jurisdiction, in the execution or enforcement of the trusts hereby created, shall and will be performed by the Individual Trustee, acting alone. Notwithstanding any other term or provision of this Agreement to the contrary, the Corporate Trustee alone shall have and exercise the rights and powers granted herein and shall be solely charged with the performance of the duties herein declared on the part of the Collateral Trustees to be had and exercised or to be performed without any action taken by the Individual Trustee; provided, however, that if the Corporate Trustee deems it necessary or desirable for the Individual Trustee to act in a particular jurisdiction, the Individual Trustee shall have and exercise the rights and powers granted herein (but no greater powers) and shall be charged with the performance of the duties herein declared on the part of the Collateral Trustees to be had and exercised or to be performed, but only in such particular jurisdiction.

Section 5.11 Additional Co-Trustees; Separate Trustees.

(a) If at any time or times it shall be necessary or prudent in order to conform to any law, regulation or court order of any jurisdiction in which any of the Collateral shall be located, or the Collateral Trustees shall be advised by counsel, satisfactory to them, that it is so necessary or prudent in the interest of the Holders, or the Credit Facility Agent shall in writing so request, or the Collateral Trustees shall deem it desirable for their own protection in the performance of their duties hereunder, the Collateral Trustees and the Borrower and the other Loan Parties, as applicable, shall execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more persons approved by the Collateral Trustees, the Borrower and the Credit Facility Agent either to act as co-trustee or co-trustees of all or any of the Collateral, jointly with the Collateral Trustees originally named herein or any successor or successors, or to act as separate trustee or trustees of any such property. In the event the Borrower and the other Loan Parties, as applicable, shall not have joined in the execution of such instruments and agreements within ten (10) days after the receipt of a written request from the Collateral Trustees so to do, or in case an Actionable Default shall have occurred and be continuing, the Collateral Trustees may act under the foregoing provisions of this Section 5.11 without the concurrence of the Borrower, and each of the Borrower and the other Loan Parties hereby irrevocably appoints the Collateral Trustees, and each of them, as its agent and attorney to act for it under the foregoing provisions of this Section 5.11 in either of such contingencies. Each Loan Party acknowledges and agrees that the foregoing power of attorney is coupled with an interest and may not be revoked or modified except with the consent of the Collateral Trustees or as otherwise provided herein.

(b) Every separate trustee and every co-trustee (other than any trustee which may be appointed as successor to the Corporate Trustee or the Individual Trustee pursuant to Section 5.7), shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions, namely:

(i) all rights, powers, duties and obligations conferred upon the Collateral Trustees in respect of the custody, control and management of moneys, papers or securities shall be exercised solely by the Collateral Trustees, or their respective successors as Collateral Trustees hereunder;

(ii) all rights, powers, duties and obligations conferred or imposed upon the Collateral Trustees hereunder shall be conferred or imposed and exercised or performed by the Collateral Trustees and such separate trustee or separate trustees or co-trustee or co-trustees, jointly, as shall be provided in the instrument appointing such separate trustee or separate trustees or co-trustee or co-trustees, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Collateral

Trustees shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee or co-trustees;

(iii) no power given hereby to, or which it is provided hereby may be exercised by, any such co-trustee or co-trustees or separate trustee or separate trustees, shall be exercised hereunder by such co-trustee or co-trustees or separate trustee or separate trustees, except jointly with, or with the consent in writing of, the Collateral Trustees, anything herein contained to the contrary notwithstanding;

(iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(v) the Borrower, the Credit Facility Agent and the Collateral Trustees, at any time by an instrument in writing, executed by them jointly, may accept the resignation of or remove any such separate trustee or co-trustee, and in that case, by an instrument in writing executed by the Borrower, the Credit Facility Agent and the Collateral Trustees jointly, may appoint a successor to such separate trustee or co-trustee, as the case may be, anything herein contained to the contrary notwithstanding. In the event that the Borrower shall not have joined in the execution of any such instrument within ten (10) days after the receipt of a written request from the Collateral Trustees so to do, or in case an Actionable Default shall have occurred and be continuing, the Collateral Trustees shall have the power to accept the resignation of or remove any such separate trustee or co-trustee and to appoint a successor without the concurrence of the Borrower or the other Loan Parties, each of the Borrower and the other Loan Parties hereby irrevocably appointing the Collateral Trustees its agent and attorney to act for it in such connection in either of such contingencies. In the event that the Collateral Trustees shall have appointed a separate trustee or separate trustees or co-trustee or co-trustees as above provided, it may at any time, by an instrument in writing, accept the resignation of or remove any such separate trustee or co-trustee, the successor to any such separate trust or co-trustee to be appointed by the Borrower and the Collateral Trustees, or by the Collateral Trustees alone, as hereinabove provided in this Section 5.11.

Section 5.12 Ordinary Care. The Collateral Trustees shall be deemed to have exercised ordinary care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which the Collateral Trustees accord their own property, it being understood that the Collateral Trustees shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Trustees have or are deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (iii) taking any action other than as directed by the Credit Facility Agent after compliance with Section 5.5(c) hereof.

SECTION 6 RELEASE OF COLLATERAL

Section 6.1 Condition to Release.

All, or the designated portion of (in the case of a release, subordination or non-disturbance pursuant to Section 6.1(b) or Section 6.1(d), as applicable), the Collateral shall be released, or in the case of Section 6.1(d), the rights of Collateral Trustees in such Collateral subordinated or subject to a non-disturbance agreement, on the earlier of (each a “Release Event”):

(a) the date on which the Borrower and the Credit Facility Agent jointly deliver a notice to the Collateral Trustees, requesting the release of all Liens on the Collateral and (A) other than with respect to any Letter of Credit that has been cash collateralized pursuant to Section 2.10.10 [Cash Collateral Prior to the Expiration Date] of the Credit Facility Agreement, all obligations owing to the Credit Facility Lenders under the Loan Documents shall have been satisfied and all obligations of the Credit Facility Lenders under the Loan Documents shall have terminated and (B) accrued and unpaid Trustees’ Fees shall have been paid in full; or

(b) the date on which the Borrower delivers a Release Notice and no Default Notice has been given that has not been rescinded by the Credit Facility Agent; or

(c) the date on which the Borrower delivers a Release Notice, acknowledged and consented to by the Credit Facility Agent; or

(d) the date on which the Borrower delivers a Release Notice requesting that the Collateral Trustees enter into a subordination or non-disturbance agreement with respect to rights of way, easements and other rights granted in the ordinary course of the Loan Parties’ business or as otherwise permitted under the Credit Facility Documents in favor of any third Person and no Default Notice has been given that has not been rescinded by the Credit Facility Agent.

Section 6.2 Procedure for Release.

(a) Upon the occurrence of a Release Event, the Collateral Trustees shall, to the extent requested by the Borrower in the Release Notice or other notice requesting release of Liens pursuant to Section 6.1(a), take the actions set forth in Section 6.3. The Collateral Trustees shall promptly send a copy of each Release Notice and other notice requesting release of Liens, subordination or non-disturbance agreements pursuant to Section 6.1(a) to the Credit Facility Agent and the Public Trustee.

(b) The Collateral Trustee shall not take any actions requested of it by the Borrower after the receipt by the Collateral Trustees of a Default Notice, unless (i) such actions are consented to in writing by the Credit Facility Agent, (ii) the Credit Facility Agent has rescinded such Default Notice and has notified the Collateral Trustee of the rescission of such Default Notice, or (iii) the Collateral Trustees shall have received a final order of a court of competent jurisdiction either directing it to release, subordinate or enter into a non-disturbance agreement with respect to the applicable Collateral or determining that the conditions to the release, subordination or the entry into a non-disturbance agreement with respect to the Collateral specified in Section 6.1 have been satisfied. The Credit Facility Agent hereby agrees, promptly upon a cure of all existing Potential Defaults and the waiver of all Events of Default, to deliver a notice to the Collateral Trustees rescinding any Default Notices relating to such Potential Defaults and Events of Default previously delivered to the Collateral Trustees.

Section 6.3 Effective Time of Release.

(a) The release or subordination (and the agreement of non-disturbance) with respect to the applicable Collateral shall be effective (i) upon the occurrence of the events specified in Section 6.1(a), (ii) in connection with an event described in Section 6.1(b) or Section 6.1(d), as applicable, upon receipt by the Collateral Trustees of such Release Notice or otherwise as indicated in such Release Notice; provided that the Collateral Trustee has not received a Default Notice that has not been rescinded, or (iii) in connection with an event described in Section 6.1(c), upon receipt by Collateral Trustees of such Release Notice. Subsequent to the Collateral Trustee’s receipt of a Default Notice, until such Default Notice has been rescinded, the Collateral shall be released, the Lien of the Collateral Trustees subordinated or a non-disturbance agreement entered into only by a Release Notice or other notice requesting release, subordination or agreement of non-disturbance pursuant to Section 6.1(a) or 6.1(c) jointly submitted by the Borrower and the Credit Facility Agent.

(b) (i) Upon the effectiveness of the release of all the Collateral, all right, title and interest of the Collateral Trustees in, to and under the Collateral Trust Estate, the Collateral and the Security Documents, and (except as otherwise provided in Section 7.7) the Collateral Trustees’ obligations and liabilities under this Agreement, shall terminate and shall revert to the Borrower or the applicable Loan Party, as the case may be, or its successors and assigns, and the estate, right, title and interest of the Collateral Trustees therein shall thereupon cease, and in such case, upon the written request of the Borrower or any Loan Party or its successors or assigns, and at the cost and expense of the Borrower or such Loan Party or its successors or assigns, the Collateral Trustees shall execute a satisfaction of the Security Documents and such other instruments, documents or agreements as Borrower or any Loan Party may request or may be necessary or desirable to terminate and remove of record any documents constituting public notice of the Security Documents and the security interests and assignments granted thereunder and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to the Borrower or the applicable Loan Party, as the case may be, all property, including all moneys, instruments and securities of the Borrower then held by the Collateral Trustees. The cancellation and satisfaction of the Security Documents shall be without prejudice to the rights of the Collateral Trustees or any successor trustee to charge and be reimbursed for any expenditures which it may thereafter incur in connection therewith.

(i) Upon the effectiveness of the release of a portion of the Collateral as specified in the applicable Release Notice (the “Released Collateral”), all right, title and interest of the Collateral Trustees in, to and under the Released Collateral shall terminate and shall revert to the Borrower or the applicable Loan Party, as the case may be, or its successors and assigns, and the estate, right, title and interest of the Collateral Trustees therein shall thereupon cease. Upon the written request of the Borrower or any Loan Party or its successors or assigns, and at the cost and expense of the Borrower or its successors or assigns, the Collateral Trustees shall execute such instruments, documents or agreements as Borrower or such Loan Party may request or may be necessary or desirable to terminate and remove of record any documents constituting public notice of the security interests and assignments granted in such Released Collateral under the Security Documents.

(ii) In connection with Section 6.1(d), and at the cost and expense of the Borrower or its successors or assigns, the Collateral Trustees shall execute such instruments, documents or agreements as Borrower or such Loan Party may request or may be necessary or desirable to effect or evidence such subordination or non-disturbance.

SECTION 7 MISCELLANEOUS

Section 7.1 Amendments, Supplements and Waivers.

(a) Subject to Section 7.1(b), the Collateral Trustees shall, from time to time, enter into amendments or written agreements supplemental hereto for the purpose of amending, modifying, adding to or waiving any provision of this Agreement or any of the Security Documents or amending the definition of any capitalized term used herein or therein, as such capitalized term is used herein or therein, or changing in any manner the rights of the Collateral Trustees, the Holders or the Borrower hereunder or thereunder; provided, however, that no such supplemental agreement or amendment shall:

(i) result in a breach of a provision or covenant contained in the Public Indenture providing for the securing of indebtedness thereunder equally and ratably with other indebtedness or obligations of the Borrower or any of its subsidiaries,

(ii) amend, modify or waive any provision of this Agreement or any Security Document so as to adversely affect any of the Collateral Trustees’ rights, immunities or indemnities hereunder or thereunder or enlarge its duties hereunder or thereunder, without the written consent of the Collateral Trustees; and

(iii) unless in writing and signed by the Individual Trustee, amend, waive or otherwise modify any provision of Section 5.10.

Any such supplemental agreement shall be binding upon the Borrower, the other Loan Parties, the Holders and the Collateral Trustees and their respective successors and assigns. The Collateral Trustees shall not enter into any such supplemental agreement or amendment unless it shall have received an instruction letter from the Credit Facility Agent and the Borrower requesting the Corporate Trustee and Individual Trustee to execute such supplemental agreement or amendment and a certificate signed by a Responsible Officer to the effect that such supplemental agreement or amendment will not result in a breach of any provision or covenant contained in the Public Indenture.

(b) Subject to the consent of the Credit Facility Agent (whose consent shall be required for any amendments or supplements or modifications to this Agreement or any Security Document or to any new Security Document), and without limiting the generality of the foregoing, the Borrower, the other Loan Parties and the Collateral Trustees, at any time and from time to time, may amend or modify the Security Documents or enter into additional Security Documents or one or more agreements supplemental hereto or to any Security Document, in form satisfactory to the Collateral Trustees,

(i) to add to the covenants of the Borrower for the benefit of the Holders;

(ii) to mortgage, pledge or grant a security interest in favor of the Collateral Trustees as additional security for the Secured Debt pursuant to any Security Document; or

(iii) to cure any ambiguity, to correct or supplement any provision herein or in any Security Document which may be defective or inconsistent with any other provision herein or therein.

Section 7.2 Notices. Except as otherwise expressly provided herein, all notices and other communications shall be given to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

If to the Borrower, at CNX Gas Corporation 1000 CONSOL Energy Drive, Canonsburg, PA 15317-6506, Attention: Treasurer

if to the Collateral Trustees:

If to the Corporate Trustee, at Rodney Square North, 1100 North Market St., Wilmington, DE 19890, Attention: Corporate Trust Division, or at such other address as shall be designated by it in a written notice to the Loan Parties and each Agent, with a copy to the Individual Trustee, c/o Wilmington Trust Company, at 1100 North Market St. Rodney Square North Wilmington, DE 19890, Attention: Corporate Trust Division, or at such other address as shall be designated by him in a written notice to the Loan Parties and each Agent; provided that failure to send a copy of any notice to the Individual Trustee shall not render any notice to the Collateral Trustees ineffective if to the Public Trustee or the Credit Facility Agent: to it at the address specified from time to time in the list provided by the Borrower to the Collateral Trustees.

All such notices, requests, demands and communications shall, to be effective hereunder, be in writing, and shall be deemed to have been given or made (i) upon receipt if delivered by hand, (ii) upon receipt if given by overnight courier, (iii) four (4) days after its deposit in the mail, first class or air postage prepaid with return receipt requested, (iv) upon receipt of confirmation by the recipient if such notice is transmitted electronically, (v) or in the case of notice by facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice receives confirmation of the delivery thereof from its own facsimile machine; provided that a copy is sent by hand, overnight courier or mail, first class or air postage prepaid with return receipt requested following such facsimile transmission.

Section 7.3 Headings. Section, subsection and other headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 7.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable of such provision in any other jurisdiction, provided that this Agreement shall be construed so as to give effect to the intention expressed in Section 2.11 hereof.

Section 7.5 Treatment of Payee or Indorsee by Collateral Trustees.

(a) The Collateral Trustees may treat the registered holder of any registered note, and the payee or indorsee of any note or debenture which is not registered, as the absolute owner thereof for all purposes hereunder and shall not be affected by any notice to the contrary, whether such note or debenture shall be past due or not.

(b) Any Person which shall be designated as the duly authorized representative of one or more Holders of Secured Debt to act as such in connection with any matters pertaining to this Agreement or any Security Document or the Collateral shall present to the Collateral Trustees such documents, including, without limitation, opinions of counsel, as the Collateral Trustees may reasonably require, in order to demonstrate to the Collateral Trustees the authority of such Person to act as the representative of such Holders.

Section 7.6 Dealings with the Borrower.

(a) Upon any application or demand by the Borrower or the other Loan Parties to the Collateral Trustees to take or permit any action under any of the provisions of this Agreement or any Security Document, the Borrower shall furnish to the Collateral Trustees a certificate signed by a Responsible Officer stating that all conditions precedent, if any, provided for in this Agreement or any Security Document relating to the proposed action have been complied with.

(b) Any opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate of Responsible Officers delivered to the Collateral Trustees.

Section 7.7 Claims Against the Collateral Trustees. Any claims or causes of action which the Credit Facility Lenders, the Public Trustee, or any other Holders of Secured Debt or the Borrower or the other Loan Parties shall have against the Collateral Trustees shall survive the termination of this Agreement and the release of the Collateral hereunder.

Section 7.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and shall inure to the benefit of the Holders and their respective successors and assigns, and nothing herein or in any Security Document is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement, any Security Document, the Collateral or the Collateral Trust Estate.

Section 7.9 Conflict with Other Agreements. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of any of the Security Documents, the provisions of this Agreement shall control. Notwithstanding any provision in any of the Security Documents to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustees solely in accordance with the terms and conditions of this Agreement, at the direction of the Credit Facility Agent or other entity specified in this Agreement as having the right to give direction to the Collateral Trustees, and subject further to the rights of the Collateral Trustees to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustees. If no direction or insufficient direction of the Credit Facility Agent or other entity specified in this Agreement as having the right to give direction to the Collateral Trustees is received by the Collateral Trustees, the Collateral Trustees shall have no obligation or responsibility whatsoever to take any action in connection with this Agreement, any Security Document or any other agreement or instrument with respect to any Collateral, and nothing contained in any Security Document or any other agreement or instrument with respect to any Collateral shall create, expand or otherwise increase in any manner whatsoever the duties, responsibilities, liabilities and/or obligations of the Collateral Trustees set forth in this Agreement.

Section 7.10 Governing Law. The provisions of this Agreement creating a trust for the benefit of the Secured Parties and setting forth the rights, duties, obligations and responsibilities of the Collateral Trustees hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, so long as Wilmington Trust Company shall serve as Corporate Trustee hereunder. In all other respects, including, without limitation, all matters governed by the Uniform Commercial Code, and if Wilmington Trust Company shall cease to serve as Corporate Trustee hereunder, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as otherwise required by mandatory provisions of law.

Section 7.11 Joinder of Additional Designated Subsidiaries. Any Subsidiary of the Borrower (which was not previously a Loan Party) which grants a Lien as security for the Secured Debt shall be deemed to join this Agreement as a Loan Party by executing and delivering to the Collateral Trustees a Guarantor Joinder pursuant to the terms of the Credit Facility Agreement.

Section 7.12 Additional Collateral. Any Loan Party which is required, in accordance with the Credit Facility Agreement, to grant a Lien on additional Collateral (not presently secured by the Security Documents) shall execute and deliver to the Collateral Trustees (i) appropriate Security Documents, in a form substantially similar to the Security Documents provided by the other Loan Parties, in favor of the Collateral Trustee as security for the Secured Debt, and (ii) opinions of counsel to the extent required under the Credit Facility Agreement.

Section 7.13 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Section 7.14 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 7.2 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 7.14(a), SO LONG AS WILMINGTON TRUST COMPANY SHALL SERVE AS CORPORATE TRUSTEE HEREUNDER, ANY SUIT, CLAIM, DEMAND OR OTHER LEGAL OR ABRITRAL PROCEEDING, WHETHER AT LAW OR IN EQUITY, AGAINST EITHER OR BOTH OF THE COLLATERAL TRUSTEES SHALL BE BROUGHT ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE. FOR PURPOSES OF THIS SECTION 7.14(b), EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 7.2 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

(c) EACH PARTY HERETO WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED IN SECTION 7(a) AND 7(b) ABOVE AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH PARTY HERETO WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

Section 7.15 Confidentiality. The Collateral Trustees agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature, including any information the Borrower specifically designates as confidential (except that the Collateral Trustees shall be permitted to disclose such information in the same circumstances that the Administrative Agent is permitted to disclose such information under Section 11.9 [Confidentiality] of the Credit Facility Agreement), and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby and by the Security Documents; provided that nothing herein shall limit the Collateral Trustees’ right or obligation to communicate with Secured Parties as provided herein.

[SIGNATURE PAGE - COLLATERAL TRUST AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CNX GAS CORPORATION

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Vice President, Treasurer & Assistant Secretary

CNX GAS COMPANY LLC

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Treasurer

CARDINAL STATES GATHERING COMPANY

By:	CNX Gas Company LLC, as Partnership Manager

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Treasurer

[SIGNATURE PAGE - COLLATERAL TRUST AGREEMENT]

KNOX ENERGY, LLC

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Secretary

COALFIELD PIPELINE COMPANY

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Secretary

MOB CORPORATION

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Secretary

[SIGNATURE PAGE - COLLATERAL TRUST AGREEMENT]

Corporate Trustee:	WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Corporate Trustee

	By:	/s/ W. Thomas Morris, II
W. Thomas Morris, II Vice President

Individual Trustee:	/s/ David A. Vanaskey
DAVID A. VANASKEY, not in his individual capacity, but solely as Individual Trustee

SCHEDULE 1.1

TO

COLLATERAL TRUST AGREEMENT

1. Security Agreement executed on May 7, 2010 among CNX Gas Corporation, each of the other parties thereto and Wilmington Trust Company, as Collateral Trustee.

2. Pledge Agreement executed on May 7, 2010, among each of the Pledgors party thereto and Wilmington Trust Company, as Collateral Trustee.

3. Regulated Substances Certificate and Indemnity Agreement executed on May 7, 2010 among CNX Gas Corporations, each Guarantor party thereto, Wilmington Trust Company, as Corporate Trustee, and David A. Vanaskey, as Individual Trustee.

4. Account Control Agreement executed on May 7, 2010, among CNX Gas Corporation, Wilmington Trust Company, as Collateral Trustee and PNC Bank, National Association.

5. Uncertificated Securities Control Agreement executed on May 7, 2010, among CNX Gas Corporation, Wilmington Trust Company, as Collateral Trustee and Blackrock Liquidity Funds, as issuer, acting through its agent, Blackrock Institutional Management Corporation.

6. UCC FILINGS

(a) BLANKET COLLATERAL

DEBTOR NAME, TYPE OF ENTITY & STATE OF FORMATION	JURISDICTION

CNX Gas Corporation (Delaware corporation)	Delaware Secretary of State

Cardinal States Gathering Company (Virginia general partnership)	Virginia Secretary of State

CNX Gas Company LLC (Virginia LLC)	Virginia Secretary of State

Coalfield Pipeline Company (Tennessee corporation)	Tennessee Secretary of State

Knox Energy, LLC (Tennessee limited liability company)	Tennessee Secretary of State

MOB Corporation (Pennsylvania corporation)	Pennsylvania Secretary of State

SCHEDULE 4.3

TO

COLLATERAL TRUST AGREEMENT

Fee Schedule

(see attached)

CNX GAS CORPORATION

SCHEDULE OF FEES

To act as

COLLATERAL AGENT (“AGENT”)

NOTE:

Charges for any services not specifically covered in this schedule will be billed commensurate with the services rendered. This schedule reflects charges that are now in effect for our normal and regular services and are subject to modification where unusual conditions or requirements prevail, and does not include counsel fees or expenses and disbursements, which will be billed at cost. The fees of our counsel shall be due and payable whether or not the transaction closes.

MAY 2009

AS COLLATERAL AGENT

Initial Charge:	(payable, in advance)	$10,000.00

Covers the acceptance of the collateral agency created or modified by and pursuant to an Agreement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Collateral Agent Agreement or the related Documents.

These charges include a complete study of drafts of all related Documents, conferences until a final Agreement is agreed upon and execution of the final documentation.

Annual Administration Charges:	(payable, in advance)	$40,000.00

Covers fiduciary and normal administrative functions including administration in accordance with the Collateral Agreement and all related Documents and maintenance of administrative records of all collateral pledged at the time of closing, duties in connection with the security provisions of the Collateral Agreement and related Documents, and the consideration and decision with respect to various normal administrative questions. The Agent reserves the right to determine which services may be considered “normal”.

DEFAULT ADMINISTRATION CHARGES (only if applicable):

If the Agent is required to undertake enforcement action against the Collateral, there shall be an additional fee at the following rates for each special professional team member employed by Wilmington Trust in this transaction:

Managing Director, Senior Vice President,
member of Senior Management:	$475.00 per hour
Corporate Client Services Officer:	$450.00 per hour

In addition, all of our costs and expenses (including but not limited to reasonable costs and expenses of legal counsel, travel, VAT or applicable tax (if applicable) properly incurred shall be chargeable to you.

TRANSACTION FEES ( ONLY IF APPLICABLE):

a. Purchase, sale, withdrawal, maturities, calls and puts of domestic securities	N/A
b. Physical delivery of domestic securities	N/A
c. Purchase of Eurodollar certificate of deposit	N/A
d. Principal amortizing securities (per pool/per month)	N/A
e. Wire Charges: $25.00 per outgoing
$20.00per incoming

OTHER EXPENSES:

Notwithstanding anything herein or in the Documentation to the contrary, the Borrower agrees to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the agency acceptance, including the reasonable out-of-pocket fees, disbursements and other charges of counsel to the Collateral Agent. and any filing and recording fees and expenses.